                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           BANK OF THE OZARKS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

PRELIMINARY COPY


                           [Bank of the Ozarks Logo]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 18, 2000


Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Bank of the Ozarks, Inc., an Arkansas Corporation (the "Company"), to be held at Embassy Suites, 11301 Financial Center Parkway, Little Rock, Arkansas 72211, on Tuesday, April 18, 2000 at 1:30 p.m., local time, for the following purposes:

     1.   To elect eleven (11) directors.

     2. To approve an amendment to the Company's Amended and Restated Articles of Incorporation increasing the amount of the Company's Common Stock, par value $0.01 per share, that the Company is authorized to issue from 10,000,000 shares to 25,000,000 shares.

     3. To consider and act upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 1, 2000 will be entitled to vote at the 2000 Annual Meeting and any adjournments or postponements thereof.

     The Company's Proxy Statement and a form of proxy are included with this Notice. The annual report for the year ended December 31, 1999 is also enclosed.

                                BY ORDER OF THE BOARD OF DIRECTORS



                                George Gleason
                                Chairman of the Board of Directors and
                                Chief Executive Officer

Little Rock, Arkansas
March 7, 2000

     YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

                           [Bank of the Ozarks Logo]



                                 P.O. BOX 8811
                       LITTLE ROCK, ARKANSAS  72231-8811

                                  ____________

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 18, 2000

                                  ____________

                      SOLICITATION AND REVOCATION OF PROXY

     The enclosed proxy, for use only at the 2000 Annual Meeting of Stockholders to be held at Embassy Suites, 11301 Financial Center Parkway, Little Rock, Arkansas 72211, on Tuesday, April 18, 2000 at 1:30 p.m., local time, and any adjournments or postponements thereof, is solicited on behalf of the Board of Directors of Bank of the Ozarks, Inc. (the "Company"). Such solicitation is being made primarily by mail, but may also be made in person or by telephone or telegraph by officers, directors and regular employees of the Company. All expenses incurred in the solicitation will be borne by the Company.

     Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the 2000 Annual Meeting. A proxy may be revoked at any time before it is used, upon delivery of written notice to the Secretary of the Company, by execution and delivery of a later proxy, or by attending the meeting and voting in person. If not revoked, all properly executed proxies received will be voted at the meeting in accordance with the terms of the proxy.

     The Company knows of no matter to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, the proxy solicited hereby confers discretionary authority to the proxies named therein to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting.

     This proxy material is first being mailed to stockholders on or about March 7, 2000.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     The Board of Directors has selected March 1, 2000 as the record date (the "Record Date") for the 2000 Annual Meeting. Only those stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the 2000 Annual Meeting. At the close of business on the Record Date, there were 3,779,555 shares of common stock, $0.01 par value per share (the "Common Stock"), issued and outstanding. At the meeting, each stockholder will be entitled to one vote, in person or by proxy, for each share of Common Stock owned of record as of the close of business on the Record Date. Votes will be tabulated by inspectors of election appointed by the Company's Board of Directors. The stock transfer books of the Company will not be closed.

     With respect to Proposal 1 - Election of Directors, the enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for the Board of Directors while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. To grant the proxy authority to vote for all nominees, check the box marked "FOR ALL NOMINEES." To withhold authority to vote for all nominees, check the box marked "WITHHOLD." To withhold authority to vote for any individual nominee(s), mark the "FOR ALL EXCEPT" box and strike a line through that nominee(s)' name. By checking the box marked "WITHHOLD," shares will not be counted as votes cast, but will be counted as present at the meeting for the purpose of calculating whether a quorum exists. Provided a quorum is present, the affirmative vote of a plurality of the votes cast at the meeting is required for election of each nominee to the Board of Directors. Stockholders may not cumulate their votes with respect to the election of
directors.   IF NO VOTING INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, SHARES
OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE NOMINEES. Broker "non-votes" (as defined below) are not relevant to the determination of a quorum or whether the proposal to elect directors has been approved.

     With respect to Proposal 2 - Increase in Authorized Shares of Common Stock, the enclosed form of proxy provides a method for stockholders to vote for the proposal, vote against the proposal or to abstain from voting. By abstaining, shares will not be voted either for or against the proposal, but will be counted for quorum purposes. While there may be instances in which a shareholder will wish to abstain, the Board of Directors encourages all stockholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible. Provided a quorum is present, a majority of the votes entitled to be cast at the meeting is required to approve Proposal 2. IF NO VOTING INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, SHARES OF COMMON STOCK WILL BE VOTED FOR PROPOSAL 2. Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares on non-routine matters in the absence of specific instructions from such customers. This is commonly referred to as a "broker non-vote." Broker non-votes with respect to Proposal 2 will be treated in the same manner as abstentions for quorum and voting purposes (i.e. as a vote against Proposal 2).

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

GENERAL

     The Company's Board of Directors is comprised of one class of directors, elected annually. Each director serves a term of one year or until his or her successor is duly elected or qualified. The number of directors has been set at eleven for the ensuing year. The Board of Directors has the power to fix or change the number of directors by resolution and without any further action of the stockholders in accordance with the Company's bylaws. The Company's Amended and Restated Articles of Incorporation contains a provision that allows the Board of Directors, by resolution and without any further action by the stockholders, to classify or stagger the board into two or three groups, as equal in number as possible, with the terms of office of such directors contained in each group expiring one, two or three years after their election to the Board, as applicable. The existence of such provision could result in the nominees described below being elected for terms greater than one year.

     The following slate of nominees has been chosen by the Board of Directors and each nominee has consented to being named in this Proxy Statement and to serve if elected. If a Nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

     Certain information for each nominee is set forth below.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

NOMINEES FOR ELECTION AS DIRECTORS

     George Gleason, age 46; Chairman and Chief Executive Officer. Mr. Gleason has served the Company or one of its bank subsidiaries as Chairman, Chief Executive Officer and/or President since 1979. He holds a B.A. in Business and Economics from Hendrix College and a J.D. from the University of Arkansas.

     James Patridge, age 49; Vice Chairman since 1997. From 1985 to 1997, Mr. Patridge served as Executive Vice President with NationsBank, N.A. (formerly Boatmen's Arkansas, Inc. and Worthen Banking Corporation). Mr. Patridge holds a B.S.B.A. from the University of Arkansas, an M.S. in Finance from Memphis State University and a J.D. from Oklahoma City University.

     Mark Ross, age 44; President. Mr. Ross has served as President since 1986 and in various capacities for one of the bank subsidiaries since 1980. He was elected as a director of the Company in 1992. Mr. Ross holds a B.A. in Business Administration from Hendrix College.

     Jerry Davis, age 60; Director since December 1998. Mr. Davis is Chairman, President and Chief Executive Officer for Affiliated Foods Southwest, Inc., a wholesale grocery operation located in Little Rock, Arkansas.

     C. E. Dougan, age 53; Director since July 1997. Mr. Dougan is co-owner of Mooney-Dougan, Inc., which is engaged in residential real estate development, construction and investments. Prior to 1997, Mr. Dougan served 12 years as President and Chief Executive Officer of Mercantile Bank of Crawford County (formerly Peoples Bank & Trust Company of Van Buren and First National Bank of Crawford County). Mr. Dougan has also served as a director of one of the bank subsidiaries since February 1997.

     Robert East, age 52; Director since July 1997. Mr. East is Chairman and President of Robert East Company, an investment company, Chairman and Chief Executive Officer of East-Harding, Inc., a general contracting firm, and Partner and Treasurer of AMO Electrical Company, a distributor of electrical supplies. He is also a partner or owner of numerous real estate projects and other investments. Mr. East holds a B.A. in Finance and Administration from the University of Arkansas.

     Linda Gleason, age 45; Director since 1987. From 1992 to 1996, Ms. Gleason served as the Company's Deputy Chief Executive Officer and Assistant Secretary. She has attended Arkansas State University and the University of Arkansas at Little Rock.

     Porter Hillard, age 68; Director since July 1997. Mr. Hillard is a retired owner and operator of various agricultural businesses since 1957. He has owned, operated or managed various purebred and commercial cattle operations, a turkey hatchery, feed mills, turkey grow-out operations and other businesses. Mr. Hillard has also served as a director of one of the bank subsidiaries since 1967. He holds a B.S. in Agriculture from the University of Arkansas.

     Henry Mariani, age 61; Director since July 1997. Mr. Mariani is Chairman and Chief Executive Officer of Nite Lite Company, a manufacturing, wholesale and retail mail order operation which specializes in hunting equipment and supplies. He holds a B.S. in Finance from Penn State University and is a C.P.A.

     R. L. Qualls, age 66; Director since July 1997. Dr. Qualls is Vice Chairman of Baldor Electric Company, a marketer, designer and manufacturer of electric motors based in Fort Smith, Arkansas. From 1993 to 1998 he served as Chief Executive Officer of Baldor. Dr. Qualls holds a B.A. and M.S. in Economics from Mississippi State University and completed his doctoral work at Louisiana State University.

     Kennith Smith, age 68; Director since July 1997. Mr. Smith is retired and previously served as the owner and operator of Smith Cattle Farm from 1984 until his retirement in 1993. Prior to that time he was the co-owner of Mulberry Lumber Company. Mr. Smith has also served as a director of one of the bank subsidiaries since 1977.

     Linda Gleason is the wife of George Gleason. Except for the foregoing, no family relationships exist among any of the above named persons. Unless otherwise indicated, each of the above named persons serves in the same position with the Company's bank subsidiary.

COMMITTEES

     During 1999 the Board of Directors met on thirteen occasions. Each of the nominees for the Board was elected by stockholders at last year's annual meeting. In 1999 each Director attended at least 75% or more of the total meetings of the Board and committees of the Board during the period in which he or she served, except for Mr. Collins who attended 70% of the Board meetings and Messrs. East, Mariani and Dr. Qualls who attended an aggregate of 70%, 73% and 58%, respectively, of committee meetings. The Company presently does not have a standing nominating committee, and the Board of Directors nominates persons for director. In January 2000 Roger Collins informed the Board that for personal reasons he would not be able to stand for re-election to the Board in 2000. The Board has not chosen to nominate a replacement for Mr. Collins at this time. The Board will consider any and all stockholder suggestions for names of nominees to the Board of Directors for the 2001 Annual Meeting, provided that such suggestions are made in writing and delivered to the Secretary of the Company on or before December 1, 2000.

     The following is a brief description of the functions of the Company's committees.

     Audit Committee. The Audit Committee met eight times in 1999. The Audit Committee makes recommendations concerning the engagement of the Company's independent auditors, reviews the terms of their engagement, reviews the auditors' report and all related reports and matters, coordinates appropriate action in response thereto and reviews the adequacy of the Company's internal controls. The Audit Committee also receives and reviews the periodic reports and presentations of the loan review and compliance officers and the internal auditor, provides general oversight and direction for their work, and coordinates corrective action as appropriate. Roger Collins, as Chairman, Robert East and Porter Hillard served on the Audit Committee during 1999 until December when Mr. East was replaced by Mr. Mariani. In 2000, Mr. Mariani, as Chairman, and Porter Hillard will continue to serve on the Audit Committee, together with a third independent director who will be appointed by the Board to replace Mr. Collins following the expiration of his term. None of these individuals are, or were during or prior to 1999, employed as officers or employees of the Company or its subsidiaries.

     Personnel and Compensation Committee. The Personnel and Compensation Committee met six times in 1999. The Personnel and Compensation Committee considers, approves and reviews all salaries and bonuses for officers and employees, recommends to the Board of Directors the election of officers, reviews additions and terminations of personnel, oversees administration of the employee benefit plans and programs, including the Company's stock option plans, and oversees staff training and educational programs. In 1999, Henry Mariani, as Chairman, Porter Hillard and Kennith Smith served on the Personnel and Compensation Committee until December when Mr. Mariani was replaced by Robert East. Messrs. East, as Chairman, Hillard and Smith will continue to serve on such committee in 2000. None of these individuals was employed during or prior to 1999 as officers or employees of the Company or its subsidiaries.

     Trust Committee. The Trust Committee met seven times in 1999. The operation of the bank's trust department and the administration of its trust accounts are overseen by the Trust Committee. R. L. Qualls, as Chairman, Kennith Smith and Linda Gleason served on the Trust Committee during 1999 and will continue to serve on such committee in 2000.

     Loan Committees. The Loan Committees met twenty-four times in 1999. Loan Committees have been established for each of the three geographic divisions of the Company and consist of both board members and executive officers. Such Loan Committees have responsibility for reviewing and approving all loans and aggregate loan relationships in excess of $1,000,000 and for administering all other aspects of the lending function within each division. The following persons served on the Company's Loan Committees during 1999 and early 2000.

Western                                        Central                          Northern
-------------------------------  -----------------------------------  ----------------------------

C. E. Dougan, Chairman           Robert East, Chairman                James Patridge, Chairman
George Gleason                   George Gleason                       Danny Criner
Porter Hillard                   Linda Gleason                        George Gleason
James Patridge                   Henry Mariani                        George Landrum
R. L. Qualls                     James Patridge                       Louis Melton
                                                                      Joe Willis
                                                                      Bill Witty

The Company is in the process of restructuring the composition of its Loan Committee for 2000. As of February 15, 2000 any five members of the Board of Directors will have the authority to hold a loan committee meeting for any geographic division.

     Directors Loan Review Committee. The Board maintains the Directors Loan Review Committee to increase the Board's oversight of the Company's lending activities. The Loan Review Committee met eight times in 1999. The Loan Review Committee, among other things, reviews reports of new loans, loan commitments over $100,000, loan loss activity, past due and problem loans, asset quality and other matters as appropriate. James Patridge, as Chairman, C. E. Dougan, Henry Mariani, Jerry Davis and George Gleason served on this committee during 1999 and will continue to serve on such committee in 2000.

     ALCO and Investment Committee. The ALCO and Investment Committee met four times in 1999. Management of the asset/liability (interest rate risk) position, liquidity and investment portfolio is overseen by the ALCO and Investment Committee. Paul Moore, as Chairman, George Gleason, Mark Ross, Danny Criner, Randy Oates, Dan Rolett and Steve Ragland served on the ALCO and Investment Committee during 1999 and will continue to serve on this committee in 2000.

                                   PROPOSAL 2
                       AMENDMENT TO AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                         TO INCREASE AUTHORIZED SHARES

     The Board of Directors has approved, and recommends that the shareholders of the Company approve, an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares to 25,000,000 shares (the "Articles Amendment"). The proposed form of the Certificate of Amendment to the Company's Amended and Restated Articles of Incorporation amending Article "SIXTH" of such Certificate is set forth in Appendix A to this Proxy Statement.

     Under the present Amended and Restated Articles of Incorporation, the total number of shares of all classes of capital stock that the Company has authority to issue is 11,000,000 shares, consisting of 10,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share. As of March 1, 2000 there were 3,779,555 shares of Common Stock issued and outstanding and no shares of preferred stock outstanding. The Articles Amendment will have no effect on the number of authorized shares of preferred stock.

     The Board of Directors believes that it is desirable and in the best interests of the Company and its stockholders to have a sufficient number of additional shares of Common Stock available for issuance from time to time, as the occasion may arise, for future acquisition financing and acquisition transactions, to permit stock dividends or stock splits at some future date, to fund employee benefit plans and for other proper corporate purposes. The terms of any future issuance of shares of Common Stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

     The Company currently has no definitive plans, understandings, agreements or arrangements concerning the issuance of additional shares of Common Stock. In the event such plans, understandings, arrangements or agreements are made concerning the issuance of such shares, the holders of the Company's Common Stock would not have preemptive rights to purchase any such shares and, as a result of the Articles Amendment, may not be given the opportunity to vote thereon, unless required by law or applicable regulations. Accordingly, if approved, the Articles Amendment may have the future effect of diluting the equity participation and voting rights of the Company's existing shareholders. However, the availability of additional shares of capital stock for issue, without the delay and expense of obtaining the approval of shareholders at a special meeting, will afford the Company greater flexibility in acting upon proposed transactions. In many situations, prompt action may be required which would not allow sufficient time to seek stockholder approval to authorize additional shares for the specific transaction.

     The ability to issue additional shares of Common Stock could also enable the Board of Directors to discourage an attempt to gain control of the Company by unaffiliated parties. It is not presently contemplated that additional shares of Common Stock would be issued for the purpose of making the acquisition by an unwanted suitor of a controlling interest in the Company more difficult. However, if the Board were to oppose such attempt, it could (if consistent with its fiduciary duties and within the limits imposed by applicable law) issue additional shares of Common Stock in a public or private sale, merger or similar transaction which would increase the number of outstanding shares of such stock, thereby possibly diluting the interest of a party attempting to gain control of the Company.

     THE BOARD OF DIRECTORS BELIEVES THAT THE ARTICLES AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY. ACCORDINGLY, THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE ARTICLES AMENDMENT. tHE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES ENTITLED TO BE CAST WITH RESPECT TO PROPOSAL 2 IS REQUIRED TO APPROVE THE PROPOSED AMENDMENT.

                             PRINCIPAL STOCKHOLDERS

     As of February 15, 2000 the only stockholders known by the Company to own, directly or indirectly, more than five percent of the Company's Common Stock, the only class of the Company's capital stock presently outstanding, are reflected in the following table. The table is based on information supplied by principal stockholders and a review of information on file with the United States Securities and Exchange Commission.

                                                          Number of Shares of
                                                             Common Stock
                           Name and Address                  Beneficially            Percentage of
Title of Class            of Beneficial Owner                   Owned              Outstanding Shares
---------------  ------------------------------------  -------------------------  --------------------
Common Stock     George Gleason                                     1,276,030(1)                 33.7%
                 P.O. Box 8811
                 Little Rock, Arkansas  72231-8811

Common Stock     Fidelity Management & Research Co.                   258,600                     6.8
                 (2)
                 82 Devonshire Street
                 Boston, Massachusetts  02109-3614

Common Stock     Bank of the Ozarks, Inc.                             214,485                     5.7
                 401(k) Retirement Savings Plan
                 (the "401(k) Plan")(3)
                 P.O. Box 8811
                 Little Rock, Arkansas  72231-8811

___________________

(1) For information regarding form of ownership, see the footnotes to the table regarding Security Ownership of Management.

(2) Based on information obtained from a Form 13F filed by Fidelity Management & Research Co. with the Securities and Exchange Commission on or about September 30, 1999. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Fidelity's Form 13-F.

(3) The 401(k) plan is a qualified retirement plan established for the benefit of all of the Company's officers and employees. These shares were previously held in the Bank of the Ozarks, Inc. Stock Ownership Plan and Trust which was merged into the 401(k) plan effective January 31, 1999. Paul Moore, Melvin Edwards and Brad Brewer, each an employee of the Company, currently serve as the trustees of the 401(k) Plan. Participants in the 401(k) Plan are entitled to vote shares of Common Stock allocated to their respective accounts on all matters submitted to the Company's stockholders for approval and the failure by a participant to provide instructions on the manner in which to vote his or her shares is treated as an abstention.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of February 15, 2000 with respect to beneficial ownership of the Company's Common Stock by each director, each executive officer of the Company named under the table captioned "Executive Compensation and Other Information" and the directors and executive officers of the Company as a group.

                             Name                                    Shares Owned(1)             Percentage of Class
--------------------------------------------------------------  --------------------------  -----------------------------
George Gleason................................................               1,276,030(2)             33.7%
James Patridge................................................                   7,736                  *
Mark Ross.....................................................                 119,150(3)              3.2
Linda Gleason.................................................                  37,352(4,5)            1.0
Roger Collins.................................................                   4,750(4,6)             *
Jerry Davis...................................................                   7,000(7)               *
C. E. Dougan..................................................                   3,830(4)               *
Robert East...................................................                  11,900(4,8)             *
Porter Hillard................................................                   3,000(4)               *
Henry Mariani.................................................                  22,000(4)               *
R. L. Qualls..................................................                   3,000(4)               *
Kennith Smith.................................................                  38,315(4,9)            1.0
Paul Moore....................................................                  19,205(10)              *
Danny Criner..................................................                  30,247                  *
All Directors and Executive Officers as a group (18 persons)..               1,568,664                40.9

_______________________

*    Less than one percent.

(1) Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares in the foregoing table include shares owned directly, shares held in such person's accounts under the 401(k) Plan, shares underlying presently exercisable options granted pursuant to Company's stock option plans, shares owned by certain of the individual's family members and shares held by the individual as a trustee or other similar capacity, unless otherwise described below.

(2) The amount includes (a) 210,700 shares owned of record by a trust of which Mr. Gleason is sole trustee and has a 25% life income interest, (b) 24,500 shares owned of record by a charitable trust for which Mr. Gleason is a co-trustee with Ms. Gleason, (c) 12,852 shares owned directly by Ms. Gleason and (d) 400 shares owned by the minor children of Mr. Gleason.

(3) Includes (a) 36,300 shares owned of record by a trust for the benefit of Mr. Ross and his children and for which Mr. Ross maintains a life interest only and (b) 25,000 shares owned by Mr. Ross' spouse.

(4) Includes exercisable options for 3,000 shares granted under the Company's Non-Employee Director Stock Option Plan.

(5) Includes 24,500 shares owned of record by a charitable trust for which Ms. Gleason is a co-trustee with Mr. Gleason.

(6)  Includes 500 shares held by spouse.

(7) Includes exercisable options for 2,000 shares granted under the Company's Non-Employee Director Stock Option Plan.

(8)  Includes 600 shares held by children of Mr. East.

(9)  Includes 692 shares held by spouse.

(10) Includes 1,000 shares held by spouse and 50 shares held by child of Mr. Moore.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table shows for the years indicated all cash and certain other compensation paid or to be paid by the Company to the Chief Executive Officer and its other executive officers whose aggregate 1999 salary and bonus exceeded $100,000.

                                                                              Long-Term
                                                                  ----------------------------------
                                   Annual Compensation                       Compensation
                          --------------------------------------  ----------------------------------
    Name & Principal                                                          Securities                     All Other
        Position             Year        Salary        Bonus            Underlying Options (1)            Compensation(2)
------------------------  -----------  -----------  ------------   ----------------------------------  -----------------------
George Gleason(3)             1999      $228,342       $     -                    5,000                      $4,800
Chairman and Chief            1998       278,958             -                   18,500                       4,870
Executive Officer             1997       372,556        45,297                   12,200                       5,899

James Patridge(4)             1999      $130,000       $ 9,100                    3,500                      $4,065
Vice Chairman                 1998       115,000             -                   14,500                       2,479

Mark Ross                     1999      $130,000       $ 9,100                    3,500                      $4,053
President                     1998       115,000             -                    4,500                       2,309
                              1997        97,847        19,569                    4,200                       3,526

Danny Criner                  1999      $103,011       $ 6,300                    2,500                      $3,044
President                     1998        88,436             -                    3,200                       1,769
Northern Division             1997        81,383        15,100                    4,200                       2,960

Paul Moore                    1999      $104,065       $ 7,000                    2,500                      $3,122
Chief Financial               1998        99,314             -                    2,700                       1,667
Officer                       1997        70,660        24,267                    4,200                       2,950

_________________________

(1) Represents option grants under the Company's Stock Option Plan for employees. See "Option Grants in Last Fiscal Year."

(2) Represents employer matching contributions under the Company's 401(k) Plan for 1999.

(3) Mr. Gleason's salary and bonus is determined pursuant to a written employment contract. For a description of this agreement, see "-- Employment Agreement with Mr. Gleason" below.

(4)  Mr. Patridge commenced employment with the Company on December 31, 1997.

EMPLOYMENT AGREEMENT WITH MR. GLEASON

       Mr. Gleason's salary and bonus is determined pursuant to a written employment contract which became effective on July 17, 1997 and was amended on September 16, 1997 and July 21, 1998. The agreement continues through December 31, 2000. The agreement provides for 2000 base compensation of $234,278, subject to an annual discretionary bonus not to exceed 1% of the Company's net income. This agreement is in addition to any other compensation that may be received by Mr. Gleason under employee benefit plans or reimbursement arrangements.

OPTIONS GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the named executive officers concerning options granted in the last fiscal year and their potential realizable value:

                                                                                                Potential Realizable Value at
                                                                                                Assumed Annual Rates of Stock
                                                                                                   Price Appreciation for
                                          Individual Grants                                            Option Term(1)
                -------------------------------------------------------------------     ------------------------------------------
                                      % of Total
                     Number of          Options
                    Securities        Granted to         Exercise
                    Underlying       Employees in        or Base
                      Options         Fiscal Year         Price       Expiration
Name                  Granted           (%)               ($/Sh)         Date                    5%               10%
----------------  ---------------   --------------     ------------  ------------              -------           -------
George Gleason        5,000              8.0%            $17.63         9/21/06                $35,885           $83,625

James Patridge        3,500              5.6%            $17.63         9/21/06                $25,120           $58,538

Mark Ross             3,500              5.6%            $17.63         9/21/06                $25,120           $58,538

Danny Criner          2,500              4.0%            $17.63         9/21/06                $17,943           $41,813

Paul Moore            2,500              4.0%            $17.63         9/21/06                $17,943           $41,813

____________________
(1) As required by the Securities Exchange Commission rules and regulations, potential realizable values are based on the assumption that the Common Stock price appreciates at the annual rates shown compounded annually from the date of the grant until the end of the option term and is not intended to forecast appreciation in stock price.

AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information with respect to the named executives concerning exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                                                           Number of Securities                 Value of Unexercised
                                                          Underlying Unexercised                In-the-Money Options
                        Shares                              Options at FY-End                       at FY-End(1)
                       Acquired        Value       ------------------------------------  ----------------------------------
       Name           On Exercise     Realized       Exercisable       Unexercisable       Exercisable      Unexercisable
-------------------  -------------  -----------    ----------------  ------------------  ---------------  -----------------
George Gleason               -            -             8,500              27,200                -            $52,075
James Patridge               -            -             4,500              13,500                -            $ 6,563
Mark Ross                    -            -             4,500               7,700                -            $21,263
Danny Criner                 -            -             3,200               6,700                -            $19,388
Paul Moore                   -            -             2,700               6,700                -            $19,388

____________________

(1) The dollar amounts shown represent the product of the number of shares purchasable upon exercise of the related options times the difference of the average of the high and low sales prices reported on December 31, 1999 ($19.50) and the purchase price per share payable upon such exercise applicable to each in-the-money option.

DIRECTOR COMPENSATION

     Non-employee directors are paid a monthly retainer fee of $500 and a fee of $500 for attending each regular and special board meeting. In addition, non-employee directors are paid a fee of $100 for attendance at each meeting of a committee of the Board of Directors. Additionally, under the Company's Non-Employee Director Stock Option Plan, each non-employee director is automatically granted, on the date a director's term of office commences, and each year thereafter on the day following the annual meeting of stockholders as long as such director's term as a director is continuing for the ensuing year, an option to acquire 1,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Effective April 21, 1999 the Company granted options to its nine non-employee directors to purchase 1,000 shares each of Common Stock at an exercise price of $19.19 per share. All options granted to non-employee directors become exercisable upon grant. The Company's officers are not compensated for their service as directors.


             REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     The Personnel and Compensation Committee (hereinafter the "Compensation Committee") is responsible for determining compensation levels for the Company's executive officers and for determining the policies that govern the Company's compensation and benefit plans. This report describes the basis upon which the Compensation Committee determined the 1999 compensation payable to the executive officers of the Company.

COMPENSATION PHILOSOPHY AND POLICIES

  The policy of the Compensation Committee is to make compensation decisions consistent with the long-term growth and performance objectives of the Company. In 1999, the Company's compensation program for executive officers was based upon the following principles and policies:

 . The Company is committed to providing a competitive pay program that helps attract and retain quality executives while motivating such persons to perform their jobs in the most effective manner. In order to achieve this purpose, the Company's compensation policies must, among other things, (1) be internally equitable and externally competitive, (2) reward individuals based upon productivity and performance, (3) contain an appropriate mix of cash and long-term or equity-based compensation, (4) be administratively efficient and within budgetary parameters and (5) be flexible in response to changing conditions.

 . To ensure that pay is competitive, the Company has compared its pay practices with those of other financial institutions, particularly banks and bank holding companies in the markets served by the Company, and from time to time modifies pay parameters based on this review.

 . General cash bonus rewards for executive officers and other personnel are initially conditioned upon attaining company-wide performance thresholds. Assuming the Company achieves the minimum thresholds, rewards are based upon a combination of branch and departmental performance and individual performance and responsibility. In each case, the foregoing performance criteria are subjectively applied and therefore are not based upon the application of objective standards or mathematical criteria.

 . The Company maintains an on-going program of evaluation of officers and employees in which supervisors set objectives and goals for personnel reporting to them and evaluate the performance of such personnel. Senior management, including the Chief Executive Officer, reviews the performance of the Company's executive officers and makes final recommendations on their compensation levels to the Compensation Committee.

EXECUTIVE COMPENSATION COMPONENTS FOR 1999

     The Compensation Committee regularly reviews the Company's compensation program to ensure that the components of such program will allow the Company to achieve the objectives described above. In 1999, the Company's compensation program consisted of the following:

     Base Salary. As noted above, base salary levels are reviewed periodically to determine whether such salaries fall within the range of comparable salaries paid by other similarly sized and similarly situated financial institutions. Actual salaries are based upon individual performance contributions in accordance with the compensation philosophy of the Company. During 1999, base salaries for executive officers increased by 1.76% over the prior year. This percentage was impacted by the July 1998 reduction in the base salary of the Chief Executive Officer. If the Chief Executive Officer's salary is excluded, the base salaries for executive officers employed for the full year of 1998 and 1999 as a group increased by 10.44%. The Compensation Committee believes that the Company's executive base salaries are within the range of salaries paid by comparable financial institutions.

     Bonuses. The Company's general 1999 cash bonus program conditioned the payment of such bonuses on the Company achieving minimum 1999 consolidated net income of approximately $6.6 million, or $1.75 per share. The Company reached this benchmark and 1999 cash bonuses were paid on January 14, 2000. A limited number of special bonuses were paid in 1999 for certain personnel whose special bonuses were tied to specific performance criteria.

     Stock Options. The Compensation Committee believes that stock options provide an appropriate incentive to encourage management, particularly senior management, to maximize stockholder returns since the value of an option bears a direct correlation to appreciation in the Company's stock price. Grants under the Company's Employee Stock Option Plan have the effect of more closely aligning the interests of stockholders with the interests of management, while at the same time providing a valuable tool for attracting, rewarding, and retaining key employees. The Compensation Committee determines whether to grant stock options based upon the subjective analysis of a number of factors including the Company's performance as measured by the price of its stock, the overall mix of equity-based or long-term compensation to cash compensation, the number and frequency of prior option grants and the potential for an individual's contribution and performance to positively impact the Company's performance. Based upon the foregoing factors, the Compensation Committee during 1999 granted options to purchase a total of 21,500 shares of the Company's Common Stock to executive officers at an exercise price per share of $17.625. The Compensation Committee will consider recommending the award of stock options to existing employees or to prospective employees in the future as circumstances warrant.

     401(k) Plan and Other Benefits. The Company maintains a qualified retirement plan (the "401(k) Plan"), with a salary deferral feature designed to qualify under Section 401 of the Internal Revenue Code of 1986. The 401(k) Plan permits all employees of the Company to defer a portion of their eligible compensation on a pre-tax basis subject to certain maximum amounts. The Company matched contributions in 1999 up to a maximum of three percent of the participant's salary per year. Such matching contributions may be adjusted from time to time by the Company. In order to encourage employees to invest in the Company's stock, the 401(k) plan was amended in 1999 to include a Company Common Stock fund as one of its investment alternatives. Total matching contributions on behalf of executive officers were $28,925, which represented an average of 2.67% of such officers' covered compensation. In addition to the 401(k) Plan, executives and other employees receive life, health, dental, and long-term disability insurance coverage in amounts the Company believes to be competitive with comparably sized financial institutions.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER COMPENSATION

     As described in the notes to the Summary Compensation Table presented above under the caption "Executive Compensation and Other Information," the annual cash compensation payable to George Gleason, the Company's Chairman and Chief Executive Officer, is determined pursuant to a written employment contract which continues through December 31, 2000.

     In addition, Mr. Gleason received during 1999 (1) contributions under the Company's 401(k) Plan which were determined on a basis consistent with all other participating employees, and (2) additional option grants to purchase 5,000 shares at the market price on September 21, 1999. The Compensation Committee made the September grants pursuant to the Company's Employee Stock Option Plan and based the grants on an evaluation of the various factors considered for all employees that were outlined above.

     The Committee has reviewed Mr. Gleason's entire compensation package in the context of compensation packages available for executives of similar-sized financial institutions and in light of the significant dependence of the organization on Mr. Gleason's continued services and significant responsibilities. Based upon this review, the Compensation Committee believes that the level of Mr. Gleason's compensation is appropriate.

SECTION 162(M).

     In 1993, Congress enacted the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), which limits the deductibility for federal income tax purposes of annual compensation paid to certain covered executive officers (including the Chief Executive Officer) to $1 million, subject to certain exceptions. OBRA is not expected to have an impact or result in the loss of a deduction with respect to compensation paid to any of the Company's executives during the last year or in the foreseeable future. In this regard, it should be noted that all option grants effected under the Company's Employee Stock Option Plan are intended to qualify for an exemption for OBRA.

                                    Personnel and Compensation Committee of the Board of Directors

                                    Robert C. East, Chairman
                                    Porter Hillard
                                    Kennith Smith

                              CERTAIN TRANSACTIONS

     The Company's bank subsidiary has had, in the ordinary course of business, banking transactions with certain of its officers and directors and with certain officers and directors of the Company. All loan transactions with officers and directors of the Company, its bank subsidiary, and their related and affiliated parties, have been in the ordinary course of business, on substantially the same terms, including interest rates and collateral as those prevailing for comparable transactions with other loan customers of the Company, and have not included more than the normal risk of collectibility associated with the Company's other banking transactions or other unfavorable features.

     The Company has entered into contracts with East-Harding, Inc., of which Robert East is co-owner, Chairman and Chief Executive Officer, for the construction of the Company's facilities in North Little Rock, Clinton and Harrison, Arkansas. In 1999 the Company paid East-Harding, Inc. approximately $2.3 million pursuant to these contracts.

                              COMPANY PERFORMANCE

     The graph below shows a comparison for the period commencing July 17, 1997 (the date of commencement of the Company's initial public offering) through December 31, 1999 of the cumulative total stockholder returns (assuming reinvestment of dividends), for the Common Stock, the S&P SmallCap Index, and the Nasdaq Financial Index, assuming a $100 investment on July 17, 1997.



              [Five Year Stock Performance Chart Will Appear Here]

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the Securities Exchange Act of 1934, the Company's executive officers and directors are required to file reports of ownership and subsequent changes of ownership with the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates during the preceding year. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year all filing requirements applicable to directors and executive officers have been complied with.

                             AUDITORS TO BE PRESENT

     A representative of Ernst & Young LLP, the Company's independent auditors, is expected to attend the 2000 Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

     Any stockholder proposal to be presented at the 2001 Annual Meeting should be directed to the Secretary of the Company, and must be received by the Company on or before November 7, 2000 in order to be eligible for inclusion in the Company's proxy statement and form of proxy. Any such proposal must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (or any successor rule).

     Additionally, the Company's bylaws contain an advance notice provision which provides that a matter may not be brought before the Company's annual meeting by a stockholder unless the proposal (the "Proposal") is delivered in writing to the Secretary of the Company no later than 30 days prior to the Company's fiscal year end. Accordingly, if any stockholder of the Company desires to submit a Proposal for consideration to be brought before the Company's 2001 Annual Meeting, the stockholder must deliver written notice of the Proposal to the Secretary of the Company no later than December 1, 2000.

                        ADDITIONAL INFORMATION AVAILABLE

     Upon written request, the Company will furnish, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the United States Securities and Exchange Commission, including the related financial statements. The written request should be sent to the Secretary of the Company, Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811.

                                 OTHER MATTERS

     The Company does not presently know of any business other than that described above to be presented to the stockholders for action at the meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

                                By Order of the Board of Directors



                                George Gleason
                                Chairman of the Board of Directors and
                                Chief Executive Officer

March 7, 2000

                                                                      Appendix A


                             ARTICLES OF AMENDMENT
                                    TO THE
                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                           BANK OF THE OZARKS, INC.

     Pursuant to the provisions of Section 4-27-1006 of the Arkansas Code Annotated, the undersigned Corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

     FIRST:  The name of the Corporation is Bank of the Ozarks, Inc.

     SECOND: The following amendment to the Articles of Incorporation was adopted at the Annual Meeting of Shareholders held on April 18, 2000 (the "Meeting"), by shareholders of the Corporation holding a majority of the votes entitled to be cast thereon in the manner prescribed by the Arkansas Business Corporation Act of 1987.

     NOW, THEREFORE, BE IT RESOLVED, that paragraph (a) of Article Sixth of the Amended and Restated Articles of Incorporation of the Corporation be amended in its entirety to read as follows:

     SIXTH.  (a)  The total amount of the authorized capital stock of the
     -----
     Corporation is as follows:

     SHARES                     CLASS                   PAR VALUE
     ------                     -----                   ---------

     25,000,000                 Common                  $.01

      1,000,000                 Preferred               $.01


     THIRD: The number of shares of stock of the Corporation outstanding at the time of such adoption was 3,779,555 shares of common stock, $.01 par value, and the number of shares entitled to vote thereon was 3,779,555 shares, or 100%.

     FOURTH: The number of shares entitled to vote on such adoption and which were represented at the Meeting was ____ shares. The number of shares cast in favor of such amendment was ____ shares, which amount is sufficient for approval of the amendment.

     Dated  ____________, 2000.


                                        BANK OF THE OZARKS, INC.


                                        By:
                                             --------------------------
                                        Name:
                                              -------------------------
                                        Title:
                                               ------------------------

                            BANK OF THE OZARKS, INC.
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING OF STOCKHOLDERS APRIL 18, 2000

     The undersigned stockholder(s) of Bank of the Ozarks, Inc. (the "Company") hereby appoint George Gleason and Mark Ross, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the 2000 Annual Meeting of Stockholders to be held at Embassy Suites, 11301 Financial Center Parkway, Little Rock, Arkansas 72211, on Tuesday, April 18, 2000 at 1:30 p.m., local time, and at any adjournments thereof, for the transaction of the following business:

[X] PLEASE MARK VOTES AS IN THE EXAMPLE

     1. TO ELECT ELEVEN DIRECTORS: George Gleason, James Patridge, Mark Ross, Linda Gleason, Jerry Davis, C.E. Dougan, Robert East, Porter Hillard, Henry Mariani, R.L. Qualls, Kennith Smith

        [__] FOR ALL NOMINEES    [__] WITHHOLD    [__]  FOR ALL EXCEPT

     INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of such nominee(s) in the list above.

     2. TO APPROVE AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION: to increase the number of authorized shares of Common Stock from 10,000,000 shares to 25,000,000 shares.

                    [__]  FOR  [__]  AGAINST  [__]  ABSTAIN

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                           (Continued On Other Side)

     The Proxy when properly executed will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     Please sign exactly as name(s) appears below. If stock is in the name of two or more persons, each should sign. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, signature should be by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. Please mark any name or address changes below.

                                                                            2000
                             ---------------------------------------------------
                             SIGNATURE                                      DATE


                                                                            2000
                             ---------------------------------------------------
                             SIGNATURE                                      DATE